Exhibit 20

Non-Qualified Stock Option Agreement

Granted Under Granted Under 1999 Stock Incentive Plan

1.	Grant of Option.

This agreement evidences the grant by Switchboard Incorporated, a Delaware corporation (the “Company”), on May 16, 2002 (the “Grant Date”) to Robert Wadsworth, a member of the Company’s Board of Directors (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 1999 Stock Incentive Plan (the “Plan”), a total of 10,000 shares (the “Shares”) of common stock, $0.01 par value per share, of the Company (“Common Stock”) at $6.15 per Share. Unless earlier terminated, this option shall expire on May 16, 2012 (the “Final Exercise Date”).

This option is not intended to be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.	Vesting Schedule.

This option will become exercisable (“vest”) as to 100% of the original number of Shares one year from the date of grant, or on May 16, 2003.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

Notwithstanding anything to the contrary in this option or in the Plan, this option will vest as to 100% of the then-unvested shares upon the occurrence of a Change of Control (as defined herein).

For the purposes of this option, a change in control (“Change in Control”) of the Company shall be deemed to occur if and only if (a) any person or entity (other than the Company, ePresence Inc., any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company is substantially the same proportion as their ownership of stock of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d- 3 under the Securities and Exchange of 1934, as amended), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities (b) a merger or consolidation of the Company following which the voting securities of the Company outstanding immediately prior thereto do not continue to represent more than 50% of the combined voting power of the voting securities of the Company or the entity outstanding immediately after such merger or consolidation, (c) a sale of all or substantially all of the assets of the Company or (d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

3.	Exercise of Option.

(a) Form of Exercise. Each election to exercise this option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

(b) Early Exercise Alternative. Notwithstanding the exercisability schedule set forth in Section 2, the Participant may elect to exercise this option as to the unvested shares (in addition to the vested shares) if simultaneously with such exercise the Participant enters into a Stock Restriction agreement with the Company in the form attached hereto as Exhibit A (the “Stock Restriction Agreement”). The Stock Restriction Agreement provides that the unvested shares shall be subject to a right of repurchase (the “Purchase Option”) in favor of the Company at the $6.15 exercise price (as adjusted pursuant to the terms hereof) in the event that the Participant ceases to be employed by the Company.

(c) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”).

(d) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (e) and (f) below, the right to exercise this option shall terminate 90 days after such cessation (but in no event after the Final Exercise Date), provided, that, this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of the Plan or any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

(e) Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant, or if the Participant dies within three (3) months after he or she ceases to be an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (f) below, this option shall become exercisable, within the period of one (1) year following the date of death or disability of the Participant by the Participant or by the person(s) to whom this option is transferred by will or the laws of descent and distribution, provided that, this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability. Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include the estate of the Participant or any person who acquires the right to exercise this option by bequest or inheritance or otherwise by reason of the death of the Participant.

(f) Discharge for Cause. If the Participant, prior to the Final Exercise Date, is discharged by the Company for “cause” (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such discharge. “Cause” shall mean, with respect to any Participant who has entered into an employment or consulting agreement with the Company, a material breach of such agreement by the Participant, or if such agreement provides for termination for cause, the definition of “cause” set forth in such agreement. With respect to any other Participant, “cause” shall mean (i) conviction or pleading guilty (including a plea of nolo contendere) with respect to the commission of a felony, (ii) acts of dishonesty or moral turpitude which are materially detrimental to the Company and/or its affiliates as determined in good faith by the Board, (iii) failure of the Participant to obey the reasonable and lawful orders of the Board or the chief executive officer of the Company after written demand that the Participant do so, (iv) gross negligence by the Participant in the performance of, or wilful disregard by the Participant of, the Participant’s obligations to the Company, or (v) the breach by the Participant of any of the Participant’s obligations of confidentiality with respect to the Company. The Participant shall be considered to have been discharged for “cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for cause was warranted.

4.	Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option. If the Participant chooses a Sell-to-cover exercise, then the total tax withholding cannot exceed the Company’s minimum statutory withholding (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

5.	Nontransferability of Option.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

6.	Disqualifying Disposition.

If the Participant disposes of Shares acquired upon exercise of this option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this option, the Participant shall notify the Company in writing of such disposition.

7.	Provisions of the Plan.

This option is subject to the provisions of the Plan. A copy of the prospectus for the Plan is furnished to the Participant with this option.

IN WITNESS HEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

SWITCHBOARD INCORPORATED

Date of Grant: May 16, 2002	By:	/s/ ROBERT P. ORLANDO
Name: Robert P. Orlando Title: Vice President and CFO

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Prospectus for the Company’s 1999 Stock Incentive Plan.

PARTICIPANT:

Dated: 6/25/02	/s/ ROBERT WADSWORTH

	Print Name:	Robert Wadsworth